Exhibit 12.2

                         CALIFORNIA WATER SERVICE GROUP
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                       INCLUDING PREFERRED STOCK DIVIDENDS

In thousands except ratios

                                                               Year ended December 31
                                                  2002        2001        2000        1999        1998
EARNINGS (1):
Income before income tax expense                           $ 24,693    $ 31,534    $ 35,486    $ 31,285
Fixed charges expensed and capitalized                       17,214      15,680      14,798      14,095
Capitalized interest                                           (858)       (703)       (324)       (224)
Preferred dividend requirements                                (255)       (255)       (255)       (255)
                                               --------------------------------------------------------
                                                           $ 40,794    $ 46,256    $ 49,705    $ 44,901
                                               ========================================================

Fixed charges:
      Interest expensed and capitalized, and
         amortization of capitalized
         expenses related to indebtedness                  $ 16,887    $ 15,349    $ 14,489    $ 13,791
      Estimated interest component of
        rent expense                                             72          76          54          49
      Preferred dividend requirements                           255         255         255         255
                                               --------------------------------------------------------
                                                           $ 17,214    $ 15,680    $ 14,798    $ 14,095
                                               ========================================================
Ratio of earnings to fixed charges
   including preferred stock dividends                         2.37        2.95        3.36        3.19
                                               ========================================================

(1) As defined by Item 503(d) of Regulation S-K.